EXHIBIT 10.1

July 8, 2010

Vernon A. LoForti

San Diego, California 92117

Dear Vern:

On behalf of InfoSonics Corporation (“InfoSonics”), I am pleased to extend to you an offer of employment with InfoSonics. We look forward to your joining the InfoSonics/verykool group. This letter sets forth the terms and conditions of the offer that, if you accept, will govern your employment.

1.	Start Date.

Should you accept this offer of employment, and meet the conditions set forth herein, it is anticipated that your start date will be 20th of July, 2010.

2.	Job Title/Position.

a)	You will be employed in a full-time capacity as Chief Financial Officer, reporting to Joseph Ram, President and CEO of InfoSonics and the Board of Directors of InfoSonics. In this capacity you will also be expected to perform other tasks consistent with this position, as may be assigned to you from time to time. You will not be permitted to accept any other employment in the time period in which you are working for InfoSonics.

b)	This offer of employment is contingent upon positive reference checks, background checks and proof of eligibility for employment in the United States. Proper documentation for proof of eligibility for employment may include, but is not limited to, a U.S. Passport or a Driver’s License and Social Security Card.

3.	“At-Will” Employment Status.

Your employment with InfoSonics will be “at will,” meaning that either you or InfoSonics may terminate your employment at any time and for any reason, with or without cause. The first 180 days of your employment will be a probationary period. Nothing contained in this offer letter is intended to nor shall be construed as altering such “at will” employment status or creating a contract or agreement to employ you for a specific term. Although your job duties, title, compensation and benefits, as well as InfoSonics personnel guidelines and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the President of InfoSonics.

4.	Base Salary.

In consideration for the performance of your services hereunder on behalf of InfoSonics, you will be paid a base salary of $180,000 per year (before all required taxes and withholdings and other customary payroll deductions), payable on each month on the 15th and last day of the month. The expression of your salary as an annual number is not meant to, and does not, alter the at-will nature of your employment. In addition to our base salary you will also be eligible for a bonus at the discretion of InfoSonics’ Board of Directors and Compensation Committee. There is no guarantee or implication that any bonus will be earned and paid.

5.	Employee Benefits.

Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you may be eligible to participate in InfoSonics’ benefit plans offered to similarly situated employees, if any. Management will recommend to InfoSonics’ Board of Directors and Compensation Committee that you receive an option grant to purchase 140,000 shares of InfoSonics’ common stock at an exercise price equal to the fair market value of InfoSonics’ common stock on the date of approval of such grant by the Board of Directors or Compensation Committee. Such option shall vest over a three year period with the first 1/3 vesting one year from the grant date with the remainder vesting monthly over the following two year period. The life of such option shall be seven (7) years from the date of grant.

Please note that the terms and conditions of the InfoSonics benefit plans and policies may change at any time in the sole and absolute discretion of InfoSonics.

6.	InfoSonics’ Policies and Procedures.

You agree that you will abide by all of InfoSonics’ policies and procedures in the performance of your job duties, including those set forth in the InfoSonics Employee Handbook. You understand that you will be required to, and will, sign the receipt and acknowledgement forms set forth in the InfoSonics Employee Handbook.

7.	Representations.

By signing this letter agreement, you represent and warrant to InfoSonics that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation or non-competition agreement or similar type of restrictive covenant agreement, inconsistent with your obligations to InfoSonics and that you will not at any time during the course of your employment by InfoSonics violate and/or breach any obligation or contractual/common law commitment that you may have to a third party or prior employer.

You further represent and warrant that you are not in possession of any confidential or trade secret information of any other company that you would use in the course of performing your duties for InfoSonics. InfoSonics expressly prohibits its employees from using any confidential or trade secret information belonging to another company in the course of performance of their duties for InfoSonics.

8.	Company Property.

You agree that any InfoSonics property in your possession, such as equipment, supplies, telephone, software, keys, notes, papers, memoranda, e-mails, customer/carrier information or other confidential or trade secret information must be returned to InfoSonics upon request or at the time of the termination of your employment for any reason.

9.	Applicable Law, Jurisdiction and Venue.

a)     Governing Law:   The parties to this letter agreement agree that this letter agreement, and the terms hereof, shall be interpreted in accordance with the law of the State in which you primarily reside at the time of the execution of this letter agreement, to wit, California, without regard to any conflict of laws.

b)     Jurisdiction and Venue:   The parties to this letter agreement agree that in the event a dispute should arise related in any manner to: i) this letter agreement; ii) your employment with InfoSonics; or iii) the termination thereof, an action against the other may only be commenced in the state or federal courts located in San Diego, California. The parties to this letter agreement consent to jurisdiction in the federal or state courts located in San Diego, California.

c)     Jury Trial Waiver:   The parties to this letter agreement agree that each waives its right to trial by jury for any claim each may bring against the other, for any reason, in any forum. As noted above, and as specifically applied here, the parties further agree that this Jury Trial Waiver shall be interpreted and applied for all purposes (including procedural and substantive due process) in accordance with the law of the State in which you primarily reside at the time of the execution of this letter agreement, to wit, California, without regard to any conflict of laws. You may hereby be waiving a right to jury trial that you might otherwise have, including in accordance with the Age Discrimination in Employment Act, if applicable.

10.	Entire Agreement.

This letter agreement contains all of the terms of your employment with InfoSonics and supersedes any prior understandings or agreements, whether oral or written, between you and InfoSonics. The terms and conditions of your employment may be changed only in a writing signed by you and the President or Chief Executive Officer of InfoSonics, or by InfoSonics’ written policies and procedures to be provided to you.

11.	Time to Consider and Revocation Period

The offer set forth in this letter remains open for 7 days from the date of your receipt of this letter, and you have 7 days to consider it. In the event that you accept this offer (which is done by executing and returning this letter agreement to me), you then have up to seven days to revoke your acceptance of the terms and conditions hereof. In order to revoke your acceptance, you must send to me a signed writing indicating your revocation, to be received by me prior to the 8th day after your acceptance. You are advised to consult with an attorney of your choosing regarding this letter agreement.

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We hope that you find the foregoing terms acceptable. Please indicate your agreement with these terms and acceptance of this offer by signing and dating this letter agreement below, and returning it to me as soon as possible, but no later than July 13th, 2010. I would like to reiterate our high regard for you, and in the interim, if I can be of help, please do not hesitate to call me.

Sincerely,

/s/ Joseph Ram
Joseph Ram
President and Chief Executive Officer

Accepted and agreed to:

/s/ Vernon A. LoForti Vernon A. LoForti	July 13, 2010 Date